Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 (802) 658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

February 28, 2003

#14/03

CHITTENDEN COMPLETES ACQUISITION OF GRANITE STATE

BANKSHARES, INC.

Burlington, VT — Chittenden Corporation (NYSE: CHZ) announced today that it has completed its acquisition of Granite State Bankshares, Inc., a $1.1 billion commercial bank headquartered in Keene, New Hampshire.

In announcing the acquisition, Paul A. Perrault, Chittenden’s Chairman, President and Chief Executive Officer, said, “We are extremely pleased to welcome Granite into the Chittenden group and to significantly expand our presence in the southern New Hampshire market, which is now the fourth largest market share in the state. We feel that Granite’s franchise is an excellent bridge between our existing Vermont and New Hampshire operations, while significantly strengthening our presence in a variety of markets, including Portsmouth.”

Charles W. Smith, Chairman and Chief Executive Officer of Granite State Bankshares, Inc., commented, “We believe our shareholders have received a fair price and that this is a good transaction for our customers and employees. Granite has accomplished a great deal as an organization and has operated at a high level of performance. We have known the management group at Chittenden for a number of years and we are pleased to be joining an institution that has demonstrated such a strong understanding of local community banking. This transaction accelerates our ability to provide a wider range of services to our market, such as asset management and trust, as well as a variety of business banking services.”

Granite State Bankshares, Inc., had total assets of $1.1 billion, deposits of $761 million, and $91 million of stockholders’ equity at December 31, 2002. Granite had $610 million in loans, of which $222 million were commercial loans, and $336 million were residential real estate loans. Granite presently operates nineteen banking offices in Hillsborough, Cheshire, Rockingham, Strafford and Merrimack counties in New Hampshire.

Chittenden is a bank holding company headquartered in Burlington, Vermont, with pro forma total assets of $6.1 billion at December 31, 2002. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust, Ocean National Bank and Granite Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns The Chittenden Insurance Group and Chittenden Securities, Inc. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector.

This press release contains certain forward looking statements with respect to Chittenden Corporation and its business following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Factors, which may cause actual results to differ from forward-looking statements, are described in Chittenden’s filings with the Securities and Exchange Commission. Chittenden does not undertake or intend to update any forward-looking statements.